Exhibit 99.1
`
TE/Tousa, LLC
and Subsidiaries
Consolidated Financial Statements
Year Ended November 30, 2006 and the
Period from Inception (July 1, 2005) to November 30, 2005

TE/Tousa, LLC
and Subsidiaries

Independent Auditors’ Report
Board of Directors of
TE/Tousa, LLC and Subsidiaries
We have audited the accompanying consolidated balance sheets of TE/Tousa, LLC and Subsidiaries (the “Company”) as of November 30, 2006 and 2005 and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the year ended November 30, 2006 and the period from inception (July 1, 2005) to November 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2006 and 2005 and the results of their operations and their cash flows for the year ended November 30, 2006 and the period from inception (July 1, 2005) to November 30, 2005 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company is in default on its primary credit facilities, has incurred net losses and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP Certified Public Accountants
March 15, 2007 West Palm Beach, FL

TE/Tousa, LLC
and Subsidiaries
Consolidated Balance Sheets
(Note 1)

November 30,	2006	2005
		(in thousands)
Assets

Cash and Cash Equivalents	$16,704	$18,078

Restricted cash	34,991	11,530

Inventory (Note 2):
Deposits and option contracts	102,424	248,318
Homesites and land under development	42,238	119,784
Residences completed and under construction	251,706	256,399
Inventory not owned	12,452	23,130

Total inventory	408,820	647,631

Other assets (Note 4)	10,497	26,142

Intangible assets — net (Note 3)	—	123,445

Goodwill - net	—	72,209

Total assets	$471,012	$899,035

Liabilities and Members’ Equity (Deficit)

Liabilities
Accounts payable, accrued expenses and other liabilities	$95,914	$44,905
Customer deposits	13,596	67,059
Obligations for inventory not owned (Note 2)	12,452	23,130
Due to members (Note 10)	32,425	10,117
Bank borrowings (Note 6)	625,000	585,000
Member loans (Note 10)	31,250	23,750

Total liabilities	810,637	753,961

Commitments and Contingencies (Note 7)

Members’ Equity (Deficit) (Note 8)
Members’ capital	144,173	161,250
Deficit	(483,798)	(15,824)
Accumulated other comprehensive loss	—	(352)

Total members’ equity (deficit)	(339,625)	145,074

Total liabilities and members’ equity (deficit)	$471,012	$899,035

See accompanying notes to consolidated financial statements.

TE/Tousa, LLC
and Subsidiaries
Consolidated Statements of Operations

For the year ended November 30, 2006 and the period from
inception (July 1, 2005) to November 30, 2005	2006	2005
		(in thousands)
Revenue
Home sales	$659,308	$106,615
Land and lot sales	72,730	9,336

	732,038	115,951

Cost of sales
Home sales	548,424	95,639
Loss on impairment of inventory (Note 2)	261,623	—
Intangibles and goodwill impairment (Note 3)	176,568	—
Write off of deposits and abandonment costs (Note 2)	18,161	—
Land and lot sales	59,319	2,834

	1,064,095	98,473

Gross profit (loss)	(332,057)	17,478

Selling, general and administrative expenses	82,194	18,288

Depreciation and amortization	18,180	7,733

Interest expense	42,880	8,824

Other income	(7,337)	(1,543)

Net loss	$(467,974)	$(15,824)

See accompanying notes to consolidated financial statements.

TE/Tousa, LLC
and Subsidiaries
Consolidated Statements of Members’ Equity (Deficit)

			Accumulated
			Other
	Members’		Comprehensive
	Capital	Deficit	Loss	Total
Balance at inception (July 1, 2005)	$—	$—	$—	$—

Contributions of capital	165,000	—	—	165,000

Net loss	—	(15,824)	—	(15,824)

Distributions of capital	(3,750)	—	—	(3,750)

Change in unrealized loss on interest rate swap	—	—	(352)	(352)

Balance, November 30, 2005	$161,250	$(15,824)	$(352)	$145,074

Net loss	—	(467,974)	—	(467,974)

Distributions of capital	(17,077)	—	—	(17,077)

Reclassification adjustment included in net loss	—	—	352	352

Balance, November 30, 2006	$144,173	$(483,798)	$—	$(339,625)

See accompanying notes to consolidated financial statements.

TE/Tousa, LLC
and Subsidiaries
Consolidated Statements of Cash Flows

For the year ended November 30, 2006 and the period from
inception (July 1, 2005) to November 30, 2005	2006	2005
		(in thousands)
Cash flows from operating activities
Net loss	$(467,974)	$(15,824)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of inventory, goodwill and intangible assets	456,352	—
Depreciation and amortization	22,308	7,733
Amortization and write-off of deferred loan costs	10,444	1,398
Provision for doubtful collection of receivables	10,958	—
Loss on retirement of property and equipment	706	—
Reclassification of other comprehensive income	352	—
Changes in:
Restricted cash	(23,461)	5,905
Inventory	(53,251)	(118,177)
Other assets	(7,461)	34,529
Accounts payable, accrued expenses and other liabilities	51,009	5,677
Customer deposits	(53,463)	5,586

Net cash used in operating activities	(53,481)	(73,173)

Cash flows from investing activities
Additions to property and equipment	(624)	(1,199)
Proceeds from real estate joint venture	—	200

Net cash used in investing activities	(624)	(999)

Cash flows from financing activities
Advances from members	29,808	34,648
Net proceeds from revolving credit facility	40,000	31,209
Distribution on capital	(17,077)	(3,750)

Net cash provided by financing activities	52,731	62,107

Net decrease in cash and cash equivalents	(1,374)	(12,065)

Cash and Cash Equivalents, at beginning of period	18,078	30,143

Cash and Cash Equivalents, at end of period	$16,704	$18,078

Supplemental disclosure of noncash financial activities-
Land included in inventory in accordance with FIN 46R and SFAS No. 66	$12,452	$23,130
Obligations for inventory not owned in accordance with FIN 46R and SFAS No. 66	12,452	23,130

See accompanying notes to consolidated financial statements.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
1. Organization and Summary of Significant Accounting Policies
Organization and Acquisition
On August 1, 2005, TE/Tousa, LLC (the “Company”), a joint venture between TOUSA Homes, L.P. (“TOUSA”) and Falcone/Ritchie LLC (Falcone), acquired substantially all of the assets of Transeastern Properties, Inc., a privately held Florida homebuilder, as of July 1, 2005, through its wholly-owned subsidiary EH/Transeastern, LLC and its affiliates, for approximately $699,000 including assumed liabilities (the “Acquisition”). Additional consideration of $75,000 will be paid to Falcone pursuant to an earn out agreement if certain conditions are met, such as achieving predetermined quarterly earnings targets and delivery of entitlement on certain tracts of land currently held under lot option contracts. TOUSA and Falcone contributed $90,000 and $75,000 of equity, respectively. TOUSA also made a $20,000 subordinated loan to the Company on the date of the acquisition. The allocation of the purchase price was as follows:

Inventory	$486,756
Other assets	114,060
Identified intangibles	134,939
Goodwill	72,209
Liabilities assumed	(108,825)

Purchase price	$699,139

TOUSA and Falcone each hold a 50% voting interest in the Company. The Limited Liability Agreement (the “Agreement”) sets forth the basis for determining member loans and the allocation of profit and loss and distribution of net cash flow of the Company. In October 2005, the Company changed its year end from December 31 to November 30. TOUSA is the managing member of the Company.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
1. Organization and Summary of Significant Accounting Policies (Continued)
Principles of Consolidation
EH/Transeastern, LLC is the operating entity of the Company and a wholly-owned subsidiary of TE/TOUSA Senior, LLC, which in turn is a wholly owned subsidiary of TE/TOUSA Mezzanine, LLC. TE/TOUSA Mezzanine, LLC is a wholly-owned subsidiary of TE/TOUSA Mezzanine Two, LLC which in turn is a wholly-owned subsidiary of the Company. All these entities other than the Company are referred to herein as the “Subsidiaries”.
The consolidated financial statements include the Company’s accounts and those of the Company’s Subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.
Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Revenue Recognition
The primary source of revenue is the sale of homes to homebuyers. To a lesser degree, the Company engages in the sale of land to other homebuilders. Revenue is recognized on home sales and land sales at closing when title passes to the buyer and all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.
Cash and Cash Equivalents
Cash and cash equivalents include amounts in transit from title companies for home closings and highly liquid investments with an initial maturity of three months or less.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
1. Organization and Summary of Significant Accounting Policies (Continued)
Restricted Cash
Restricted cash is comprised of customer deposits held in escrow as required by purchase contracts or by law and cash held by Deutsche Bank. As of November 30, 2006, Deutsche Bank, as agent under the Senior Facilities, held cash in the amount of $32,616, the use of which is restricted by the agreement between the Bank and the Company as discussed more fully in Note 6.
Inventory
Inventory is stated at the lower of cost or fair value. Inventory under development or held for development is stated at an accumulated cost unless such cost would not be recovered from the cash flows generated by future disposition. Inventory to be disposed of is carried at the lower of cost or fair value less cost to sell. The Company utilizes the specific identification method of charging construction costs to cost of sales as units are sold. Common construction project costs are allocated to each individual home based upon the total number of homes to be constructed. Real estate taxes, interest and certain development costs are capitalized to land and construction costs during the development and construction period and are amortized to cost of sales as closings occur.
Accounting for the Impairment of Long-Lived Assets
In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest. As described in Note 2, based on the discounted estimated future cash flows, management concluded that an impairment of $261,623 in 2006 related to inventory is required. This impairment is included in the accompanying Consolidated Statements of Operations.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
1. Organization and Summary of Significant Accounting Policies (Continued)
Concentration of Credit Risk
The Company conducts all of its business in Florida. Accordingly, the market value of its inventory is susceptible to changes in market conditions that may occur in the state. During the second half of 2006, the Florida housing market began to decline, characterized by weakening demand, an over supply of new and existing inventory of homes, increasing competition and an overall lack of buyer urgency. See Note 11 for additional information.
Warranty Costs
The Company provides homebuyers with a limited warranty on workmanship and materials from the date of sale for up to one year. The Company generally has recourse against the subcontractors for claims relating to workmanship and materials. The Company also provides up to a ten-year homebuyer’s warranty which covers major structural defects. Estimated warranty costs are recorded at the time of closing and are included in cost of sales in the accompanying consolidated statements of operations. Activity related to the one year limited warranties is as follows for the periods ended November 30:

	2006	2005

Balance at beginning of period	$773	$1,204
Current period warranty costs	2,373	239
Payments made for work performed	(1,718)	(670)

Balance at end of period	$1,428	$773

Advertising Costs
Advertising costs, consisting primarily of newspaper and trade publications, are charged to expense in the period in which they are incurred.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
1. Organization and Summary of Significant Accounting Policies (Continued)
Fair Value of Financial Instruments
The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The Company’s financial instruments consist of cash equivalents, certain other accounts receivable, construction loans payable and subordinated debt. The fair value of financial instruments approximates their recorded values due to either their short duration or interest rates that approximate market.
Intangible Assets and Goodwill
In connection with the Acquisition, the Company recorded goodwill and certain finite life intangible assets including tradename, construction plans, and land option purchase contracts. The Company obtained appraisals on the intangible assets and previously were amortized over the estimated lives of one to ten years. These intangible assets were written off as described in Note 3.
SFAS No. 142, Goodwill and Other Intangibles, requires that goodwill not be amortized but instead assessed at least annually for impairment and expensed against earnings as a noncash charge if the estimated fair value of a reporting unit is less than its carrying value, including goodwill. The Company subjected the recorded goodwill to assessment in 2006 and determined that the entire amount of goodwill was impaired as described in Note 3.
Obligations for Inventory Not Owned
In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R addresses consolidation by business enterprises of variable interest entities (VIE’s) in which an entity absorbs a majority of the expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.
Generally, homebuilders will enter into option contracts for the purchase of land or homesites with land sellers and third-party financial entities, some of which may qualify as VIEs. In applying FIN 46R to the Company’s homesite option contracts and other transactions with VIEs, the Company makes estimates regarding

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
1. Organization and Summary of Significant Accounting Policies (Continued)
cash flows and other assumptions. The Company believes that critical assumptions underlying these estimates are reasonable based on historical evidence and industry practice. Based on the Company’s analysis of transactions with VIEs, the Company determined that it is the primary beneficiary of certain of these home site option contracts. Accordingly, under FIN 46R, the Company is required to consolidate the assets (home sites) at their fair value, although (a) the Company has no legal title to the assets, (b) its maximum exposure to loss is generally limited to the deposits or letters of credit placed with these entities, and (c) creditors, if any, of these entities have no recourse against the Company. The effect of implementing FIN 46R is disclosed in Note 2.
Derivative Financial Instruments
SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheets and measured at fair market value. Gains or losses resulting from changes in the fair market value of derivatives are recognized in earnings or recorded in other comprehensive income and recognized in the statements of operations when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment.
The Company’s policy is to designate at a derivative’s inception the specific assets, liabilities, or future commitments being hedged and to monitor the derivative to determine if it remains an effective hedge. The effectiveness of a derivative as a hedge is based on a high correlation between changes in its value and changes in the value of the underlying hedged item. The Company recognizes gains or losses for amounts received or paid when the underlying transaction settles. The Company does not enter into or hold derivatives for trading or speculative purposes.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
1. Organization and Summary of Significant Accounting Policies (Concluded)
The Company has one interest rate swap agreement, which effectively converts variable interest rates to fixed interest rates on $350,000 of outstanding debt related to its homebuilding operations. The swap agreement was previously designated as a cash flow hedge and, accordingly, was reflected at its fair market value in the Consolidated Balance Sheets in accounts payable and other liabilities.
Due to the Default Notice discussed in Note 6, the due dates of the Bank Borrowings were accelerated and are now presented as currently due. Accordingly, the Company no longer classifies this transaction as a hedge. The net cumulative gain on this transaction for 2006 of $711 is presented in the Consolidated Statements of Operations.
In September, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (the Company’s fiscal year beginning December 1, 2007), and interim periods within those fiscal years. The Company is currently reviewing the effect of this statement on the Consolidated Financial Statements.
Certain amounts in the 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation.
2. Inventory
In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates an asset for impairment when events and circumstances indicate that they may be impaired. During the fourth quarter of fiscal year 2006, the Company completed the evaluation based on the downturn in the housing market in its Florida markets and recorded an impairment loss of $261,623. The impairment loss covered thirteen communities out of twenty seven total communities under development. The Company also recorded a charge of $18,161 to write-off deposits and other costs related to two communities for which construction had not begun and for which the Company had no intent to pursue the development.
In accordance with SFAS No. 34, Capitalization of Interest Cost, the Company capitalizes interest incurred on debt up to the amount of inventory that qualifies for interest capitalization. Interest on debt that is in excess of the Company’s qualifying assets is charged to interest expense and is separately included in the Consolidated Statements of Operations. During the year ended November 30, 2006 and the period from inception (July 1, 2005) through November 30, 2005, the Company incurred interest of $66,783 and $18,961, respectively. Interest expensed through cost of sales was $28,572 and $3,861, respectively. Capitalized interest included in inventory at November 30, 2006 and 2005 was $34,347 and $7,500, respectively.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
2. Inventory (Concluded)
The effect of FIN 46R and SFAS No. 66, Accounting for Sales of Real Estate at November 30, 2006 and 2005, was to increase  inventory by $12,452 and $7,630, excluding deposits of $2,955 and $1,548, respectively which had been previously recorded, with a corresponding increase to “obligations for inventory not owned” in the accompanying Consolidated Balance Sheets.
During August, 2005, TOUSA acquired $13,000 of inventory from the Company and simultaneously entered into an agreement to sell the inventory to the Company at a future date. The agreement was amended in August, 2005, to include an additional $2,500 of inventory (see Note 9). The Company was compelled to repurchase the inventory from TOUSA due to the sales contracts it has with third-party homebuyers for this inventory. In accordance with SFAS No. 49, Accounting for Product Financing Arrangements, the Company accounted for these transactions as financing arrangements. As a result, the Company has included $15,500 in “inventory not owned” and a corresponding liability “obligations for inventory not owned” in the same amount in the 2005 accompanying Consolidated Balance Sheets. In December, 2005, the Company repurchased the inventory.
In connection with the Acquisition, the Company acquired contracts giving it the right and option to acquire land and lots in the future. In accordance with SFAS No. 141, Business Combinations, the Company engaged certified third party appraisers to value these contracts. Such contracts were recorded at their fair value at July 1, 2005.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
3. Intangible Assets
At November 30, intangible assets are as follows:

	2006	2005
Sales contracts	$8,449	$8,449
Trade name	—	92,600
Covenants not to compete	—	14,200
Rights of first offer agreement	—	7,100
Construction plans	—	6,300
Supplier and subcontractor relationships	—	5,500
Training programs	—	790

Total	8,449	134,939

Less accumulated amortization	8,449	11,494

	$—	$123,445

Included in accumulated amortization is $8,449 and $4,514, respectively related to sales contracts. This amount has been amortized to inventory and subsequently expensed through cost of sales as the revenue from related home sales is recognized.
In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company tests these assets for impairment on an annual basis. During the fourth quarter of fiscal year 2006, the Company determined that the challenging housing market and the asset impairments taken in certain active communities were indicators of impairment. The Company performed a test of impairment of goodwill and of intangible assets and determined that the value of goodwill was impaired and that the value of intangible assets was also impaired. The tests were based on discounted cash flows derived from internal projections. This process requires the Company to make assumptions on future revenues, costs and timing of cash flows and the future serviceability of the recorded intangible assets. Due to the degree of judgment required and uncertainties surrounding such estimates, actual results could differ from such estimates. Based on the results of such tests, the Company determined that there was no remaining value as of November 30, 2006.
Accordingly, the Company expensed the remaining balances of intangible assets ($102,759) and goodwill ($73,809) at November 30, 2006. Such charges are shown on the Consolidated Statements of Operations.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
4. Other Assets
Other assets consists of the following at November 30:

	2006	2005

Prepaid assets	$5,552	$2,643
Property and equipment, net of accumulated depreciation	1,430	2,950
Advanced commissions	736	5,031
Receivable-interest rate swap	711	—
Loan costs, net	—	10,444
Other	2,068	5,074

	$10,497	$26,142

(a)	Loan costs had been amortized over the life of the associated debt as additional interest expense. As discussed in Note 6, the Company’s lenders have declared a default under its credit facilities. As a result, the maturities of the loans were reclassified as current and immediately payable. EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” considers this event as debt extinguishment. Accordingly, the remaining unamortized loan cost was written off in 2006.

(b)	Property and equipment consists primarily of office furniture and computer equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Accumulated depreciation at November 30, 2006 and 2005 was $1,841 and $1,374 respectively. Depreciation expense for the year ended November 30, 2006 and for the period ended November 30, 2005 was $1,429 and $753 respectively.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
5. Accounts Payable, Accrued and Other Liabilities
Accounts payable, accrued and other liabilities consist of the following at November 30:

	2006	2005
Accounts payable	$19,669	$26,700
Accrued expenses, other	7,597	2,527
Accrual for unpaid invoices on delivered homes	4,728	1,838
Accrued real estate taxes	6,351	2,350
Accrued compensation	4,621	2,401
Accrued interest	16,265	2,880
CDD obligations	36,683	6,209

	$95,914	$44,905

In connection with the development of certain of the Company’s communities, Community Development Districts (CDD) or special tax districts may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements, near or at these communities. The Company utilizes two primary types of bonds issued by the district, type “A” or type “B” which are used to reimburse the Company for construction or acquisition of certain infrastructure improvements. The “A” bond is the portion of a bond offering that is ultimately intended to be assumed by the end-user, and the “B” bond is the obligation of the Company. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district. If the owner of the parcel does not pay this obligation, a lien is placed on the property to secure the unpaid obligation. The bonds, including interest, redemption premiums, if any, and the associated lien on the property are typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. With respect to the Company’s communities the amount of Community Development District and improvement district bond obligations outstanding and accrued totaled $36,683 and $6,209 at November 30, 2006 and 2005, respectively, and mature from 2007 to 2037.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
5. Accounts Payable, Accrued and Other Liabilities (Concluded)
The districts raise the money to make the principal and interest payments on the bonds by imposing assessments and user fees on the properties benefited by the improvements from the bond offerings. The Company pays a portion of the revenues, fees, and assessments levied by the districts on the properties the Company owns that are benefited by the improvements. The Company may also agree to pay down a specified portion of the bonds at the time of each unit or parcel closing. In addition, the Company guarantees district shortfalls under some of the bond debt service agreements when the revenues, fees, and assessments which are designed to cover principal and interest and other operating costs of the bonds are insufficient.
In accordance with EITF Issue 91-10, Accounting for Special Assessments and Tax Increment Financing, the Company records a liability, net of cash held by the districts available to offset the particular bond obligation, for the estimated developer obligations that are fixed and determinable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. The Company reduces this liability by the corresponding assessment assumed by property purchasers and the amounts paid by the Company at the time of closing and transfer of the property.
6. Bank Borrowings
Concurrently with and in part to finance the acquisition, the Subsidiaries entered into a three-year $115,000 senior secured revolving credit facility (the “Revolving Facility”), a three-year $335,000 senior secured term loan (the “Senior Term Loan”) and together with the Revolving Facility, (the “Senior Facilities”), a four-year $137,500 senior mezzanine term loan (the “Senior Mezzanine Loan”), and a four-year $87,500 junior mezzanine term loan (“Junior Mezzanine Loan”), together with the Senior Mezzanine Loan, (the “Mezzanine Loans”).
Under the Revolving Facility, the Company is permitted to borrow the lesser of (i) $115,000 or (ii) its borrowing base (calculated in accordance with the Revolving Facility agreement) minus the outstanding senior debt. The Company has a letter of credit subfacility of $75,000.
The Senior Facilities and Mezzanine Loans were scheduled to mature August 1, 2008, and August 1, 2009, respectively. Loans outstanding under the Senior Facilities and Mezzanine Loans are

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
6. Bank Borrowings (Continued)
base rate loans or LIBOR rate loans at the Company’s election. Base rate loans accrue interest at a rate per annum equal to (i) the applicable margin plus (ii) the higher of (A) the Prime Rate in effect on such day, and (B) 0.5% plus the Federal Funds Rate. LIBOR rate loans accrue interest at a rate per annum equal to (i) the applicable margin plus (ii) the LIBOR rate as determined in accordance with the Senior Facility and Mezzanine Loan agreements. The Senior Facilities and Mezzanine Loans require the Company to maintain specified financial ratios regarding leverage, net worth, interest coverage and unsold homes under construction. The Senior Facilities and Mezzanine Loans also place certain restrictions on, among other things, the Company’s ability to pay or make dividends or other distributions, create or permit certain liens, investments and transactions with affiliates as well as require the Company hedge its interest rates at terms satisfactory to the administrative agent (See Note 1, Derivative Financial Instruments). The Senior Facilities are secured by a first priority lien on all the assets of the Subsidiaries. The Senior Mezzanine Loan and the Junior Mezzanine Loan are secured by its membership interests in TE/TOUSA, Senior LLC and TE/TOUSA Mezzanine, LLC, respectively.
Bank borrowings consist of the following at November 30:

	2006	2005
Revolving Facility, $115,000 revolving line of credit	$65,000	$25,000

Senior Term Loan, interest at LIBOR plus 275 bps, 7.95% & 7.19% at November 30, 2006 and 2005	335,000	335,000

Senior Mezzanine Loan, interest at LIBOR, plus 525 bps, 10.46% and 9.69% at November 30, 2006 and 2005	137,500	137,500

Junior Mezzanine Loan, $87,500 line, interest at LIBOR plus 1039 bps, 15.60% & 14.83% at November 30, 2006 and 2005	87,500	87,500

	$625,000	$585,000

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
6. Bank Borrowings (Concluded)
Under the Revolving Facility, as of November 30, 2006 the Company had $65,000 outstanding of base rate loans (9.75%) and as of November 30, 2005, the Company had $15,000 outstanding under LIBOR rate loans (7.19%) and $10,000 outstanding under base rate loans (8.50%).
The lenders have declared the Company credit facilities to be in default. The bank borrowings outstanding are presented as currently due in the Consolidated Balance Sheets. See note 11 for additional information. As a result of the default notices from the lenders, the Company will be precluded from using the LIBOR interest pricing option when the current LIBOR rate periods end. In addition, the Company has incurred a 200 basis point interest penalty effective on the date of the default notices of December 1, 2006 on the Senior Term Loan and the Revolving Facility; and of November 22, 2006 on the Senior Mezzanine Loan and Junior Mezzanine Loan.
As of November 30, 2006, the Company has not paid the interest due for the fourth quarter of 2006 which is included as accrued interest on the Consolidated Balance Sheets. On February 12, 2007, the Company paid the interest due on the Senior Term and the Revolving Facility through November, 2006.
7. Commitments and Contingencies
At November 30, 2006, the Company is obligated under non-cancellable operating leases for office space and equipment. For the year ended November 30, 2006 and the period ended November 30, 2005, rent expense under operating leases was $734 and $197, respectively. At November 30, 2006 minimum annual payments under noncancellable operating leases are as follows:

2007	$592
2008	71

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
7. Commitments and Contingencies (Continued)
As a result of events of default under the Company’s credit facilities and certain other claims asserted by the Company’s lenders and other creditors, the Company is currently involved in discussions with its lenders and its Members related to restructuring its debt and its equity. The negotiations and discussions in connection with these matters have not yet reached a stage that would allow the Company to determine the amount, if any, of additional liabilities that might result from any restructuring of the Company’s debt or equity from the asserted claims. However, see Notes 6 and 11 for additional potential contingencies.
As discussed in note 2, the Company evaluated its construction and land assets for impairment and recorded an impairment loss of $261,623. The impairment loss covered thirteen communities out of twenty-seven communities under development. The company also recorded a charge of $18,161 to write-off deposits and other costs related to options for the acquisition of two properties that the Company chose to terminate. If the Company elects to terminate other options or is forced to do so as a result of any restructuring, there may be additional write-offs of deposits and other costs and the possible incurrence of additional liabilities associated with such actions. If the Company is not able to successfully negotiate a restructuring of its credit facilities and certain of its obligations with its land bankers, it may entail further losses. As discussed above, the negotiations and discussions with the Company’s lenders, land bankers and other creditors have not reached a stage to allow the Company to determine what additional options, if any, will be terminated and the financial impact of those terminations.
The Company is also involved in various claims and legal actions arising in the ordinary course of business. Excluding the potential impact of the issues described above, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company’s consolidated financial statements.
The Company is committed, under various letters of credit and performance bonds, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled approximately $11,144 and $3,100 at

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
7. Commitments and Contingencies (Concluded)
November 30, 2006 and 2005, respectively. Performance bonds outstanding as of November 30, 2006 and 2005 were approximately $1,479 and $14,500, respectively.
In connection with the acquisition as discussed in Note 1, the Company has agreed to pay additional consideration of up to $75,000 through July 2007, based upon the achievement of predetermined quarterly earnings targets and delivery of entitlements in certain tracts of land currently held under land option contracts. In accordance with SFAS No. 141, Business Combinations, the Company does not accrue contingent consideration obligations prior to the attainment of the objectives.
Through November 30, 2006, the Company has paid $5,388 in entitlements.
8. Limited Liability Agreement
Under the Agreement, the Company is required to accrue and pay a preferred return of 20% on the initial $75,000 contributed by Falcone. The preferred payment is to be made quarterly by the Company to the extent distributions to the Members are allowable under certain covenants and restrictions associated with the Company’s bank borrowings. To the extent the Company is not allowed to make these payments, TOUSA, under the Agreement, is required to make a member loan to the Company in the amount of the preferred payment. For the year ended November 30, 2006, the Company paid $3,750 out of earnings and $7,500 which was funded by a member loan from TOUSA. The preferred return due for the remainder of fiscal year 2006 of $5,827 was accrued and included in the 2006 Consolidated Balance Sheet. Through November 30, 2005, the Company had paid a preferred return of $3,750 to Falcone, funded by a member loan from TOUSA.
9. Income Tax Matters
The Company has chosen to be treated as a partnership for federal income tax purposes. As such, the accompanying financial statements include no provision for income taxes, since pursuant to the provisions of the applicable federal, state and local taxing authorities, each item of income, gain, loss, deduction or credit is reportable by the members.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
10. Related Party Transactions
Due from Members
Included in other assets are receivables from Falcone of $10,957 in 2006 and $1,405 in 2005 and $916 from TOUSA in 2006. The Falcone receivables arose from a promissory note issued in connection with its sales of assets to the Company in 2005, development cost overruns incurred prior to the sale of the assets to the Company in 2005 and certain other expenses paid in 2005 and 2006 by the Company on behalf of Falcone. At November 30, 2006, the promissory note is past due and the other receivables due from Falcone have not been collected. Accordingly, the Company has determined that their collectability is doubtful and has fully reserved the total receivable from Falcone.
Due to Members
As of November 30, 2006, the Company owed $11,000, to TOUSA which is included in due to members in the accompanying Consolidated Balance Sheets for deposits and loan costs paid on the Company’s behalf in connection with the Acquisition.
Management Fee
Under the Agreement, TOUSA, as managing member, is entitled to a management fee of $5,000 per year. The management fee is only payable once certain conditions and covenants under the Agreement and the Company’s bank borrowings are met. During 2006 and 2005, the Company accrued $5,000 and $1,667, respectively, of management fees, which are included in Due to Members in the accompanying Consolidated Balance Sheets. The Company has not paid any management fees.
Sale of Options
In November 2005, the Company assigned its right under an option to acquire lots from a Falcone affiliate to TOUSA for a fee. Simultaneously, the Company entered into an option and development agreement to acquire a portion of these lots back over a certain period of time in the future. As of November 30, 2005, the Company recorded an assignment fee of approximately $7,800 as revenue from land and lot sales with a related cost of land and lot sales of $3,000, in the accompanying Consolidated Statements of Operations.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
10. Related Party Transactions (continued)
Sales and a Repurchase of Inventory
On August 1, 2005, TOUSA acquired $13,000 of inventory from the Company and simultaneously entered into an agreement to sell the inventory to the Company at a future date. The agreement was amended on August 31, 2005, to include an additional $2,500 of inventory. In December 2005, the Company repurchased the inventory for $16,600 (See Note 2).
During 2006, the Company also closed the following transactions of the sale of options, land and completed homes to TOUSA:
•	During February, the Company assigned its right under an option to acquire lots for $36,500 and recorded the related cost of sales of $31,940.

•	During February, the Company assigned its right under an option to acquire lots for $19,531 and recorded the related cost of sales of $13,657.

•	During February, the Company assigned its right under an option to acquire lots and owned lots for $14,952 and recorded the related cost of sales of $13,689.

•	During May, the Company assigned its right under an option to acquire lots and sold owned lots for a combined $8,085 and recorded the related cost of sales of $5,748.

•	During November, the Company sold 17 completed homes and lots for $15,198 and recorded the related cost of sales of $11,858.
Member Loan
As of November 30, 2006, the Company had a member loan outstanding to TOUSA for $31,250. The member loan accrues interest at a rate of 18% per annum and is only payable once certain conditions and covenants under the Agreement and the Company’s bank borrowings are met. The Company accrued interest expense of $5,848 during 2006 on the member loan and had $7,047 accrued as of November 30, 2006, which is included in due to members in the accompanying Consolidated Balance Sheets.

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
10. Related Party Transactions (concluded)
Payments to Members
The Company has entered into a number of agreements (which require payments for option deposits, interest and the acquisition price of the residential lots which are the subject of the options) with Falcone and Falcone affiliates, which are paid in the normal course of business. Payments of $86,661 and $36,523 under these agreements were made during 2006 and 2005, respectively. The Company believes that at the time of entering into these agreements, the terms and conditions of such, including pricing and rates, approximated fair market value.
11. Going-Concern Issues Arising from Default of Loan Covenants
The Company incurred a loss of $15,824 in 2005 and continued to experience decreases in working capital in 2006. In September 2006, management of the Company distributed to its members and lenders financial projections that indicated that the Company would not have the ability to continue as a going concern under the current debt structure. Also in September 2006, management of the Company along with representatives of its managing member, TOUSA, met with the lenders of the Company to update them on the financial position of the Company. The lenders were informed that the Company’s revised sales and delivery projections were not adequate to support the existing capital structure and that the Company was exploring options to provide sufficient liquidity including, requesting waivers from its lenders regarding potential defaults and permitting future advances under the revolving credit facility, as well as restructuring land bank obligations. As of November 30, 2006, $625,000 of the Company’s indebtedness to the lenders was outstanding.
The continuing losses from operations and the default of the loan agreements declared by the Company’s lenders as described herein, raised substantial doubt about the Company’s ability to continue as a going concern. Also, the Company’s lenders could cause their respective borrower to file for bankruptcy at any time.
TOUSA’s parent, Technical Olympic USA, Inc. (Technical Olympic) has commenced settlement discussions with representatives of the lenders in the senior and mezzanine credit facilities of the Company and with the other member in the joint venture. Technical Olympic proposed a structure in which, among other things, either the Company or a successor to some or all of its assets will become Technical Olympic’s wholly or majority-owned

TE/Tousa, LLC
and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars in Thousands)
11. Going-Concern Issues Arising from Default of Loan Covenants (Concluded)
subsidiary. The proposal also contemplates paying the Company’s $400,000 senior debt in full through the incurrence of additional indebtedness. The settlement with our mezzanine lenders, if one is reached, could result in issuance of equity and/or debt securities by Technical Olympic or by the Company.
The Company and TOUSA also engaged in discussions regarding the Company’s obligations under certain option contracts, completion guarantees, and construction obligations. These discussions involve, among other things, releasing potential claims, terminating certain option agreements, and releasing the Company from certain obligations with respect to certain properties including land bank arrangements. While the final settlement may include some abandonment of certain option contracts, it will most likely involve the Company or a successor entity staying intact as a legal entity without a discontinuation of operations.
The Company and Technical Olympic have separately retained the services of outside consulting firms to institute and implement all required programs to accomplish management’s restructuring objectives. While there is no guarantee that a settlement with all the applicable parties will be reached, or that required amendments and other modifications of the credit facilities and land bank arrangements will be agreed to with TOUSA’s lenders or the Company’s land bankers, negotiations are progressing and are ongoing.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements reflect adjustments for impairments recognized relating to the Company’s intangible and long-lived assets in accordance with authoritative accounting guidance; however, there are no adjustments that reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.